Exhibit 99.1

            THE J. M. SMUCKER COMPANY ANNOUNCES FIRST QUARTER RESULTS

     ORRVILLE, Ohio, Aug. 18 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2006, of its 2007 fiscal year.

First Quarter Results
                                   2007            2006           % Change
                               -------------   -------------   -------------
                               (Dollars in millions, except per share data)
Net sales                      $       526.5   $       510.3             +3%
Net income                     $        28.7   $        29.9             -4%
Net income per diluted share   $        0.50   $        0.51             -2%

     Sales, excluding the U.S. industrial business, which has been divested, increased 5 percent in the quarter, led by growth in the Smucker's(R) and Jif(R) brands along with strong performance across the special markets segment. Sales growth and a decrease in administrative costs more than offset increases in certain raw material costs in the quarter. However, charges related to the restructuring of the Company's Canadian operations, as detailed below, resulted in a decline in net income and net income per diluted share.

     Net income for the first quarter of 2007 included pretax restructuring charges of $7.9 million, or $0.09 per diluted share, primarily related to the previously announced divestiture of the nonbranded, grain-based Canadian operations. Net income for the first quarter of 2006 included pretax merger and integration costs of $2.9 million, or $0.03 per diluted share, and restructuring charges of $1.6 million, or $0.02 per diluted share. Excluding these costs in both years, the Company's income per diluted share would have been $0.59 and $0.56, in the first quarter of 2007 and 2006, respectively, an increase of 5 percent.

     "We reported good sales growth in the quarter and, despite significantly higher raw material costs, were able to continue to grow our earnings," said Tim Smucker, chairman and co-chief executive officer. "We continue to implement our strategy to focus on core retail brands with the restructuring of our Canadian businesses. We expect investments in our brands to provide opportunities for continued growth."

     "We are well positioned for continuing top- and bottom-line growth, despite the challenges of further raw material cost increases," added Richard Smucker, president and co-chief executive officer. "We will continue to take actions to offset these increases, including both discretionary cost reductions and potential pricing actions."

     The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter is included in the "Financial Highlights" table.

Margins
                               First Quarter
                            -------------------
                              2007       2006
                            --------   --------
Gross margin                    30.0%      32.3%
SD&A % of sales                 20.6%      21.7%
Operating margin                 9.3%       9.7%


     The decline in gross margin this quarter was mainly due to the impact of the Canadian restructuring. However, over time, the Company expects the restructuring to improve margins. Higher raw material costs, primarily soybean oil, fruit and wheat, along with energy-related costs, and mix of sales also contributed to the lower gross margin. The Company continues to take pricing actions to offset a portion of the increased input costs. Due to the timing of these pricing actions, current cost increases have not been fully offset.

     SD&A expenses as a percent of sales declined during the first quarter, primarily due to lower corporate administrative and marketing expenses, partially offset by higher distribution costs, compared to the same period last year. Excluding the restructuring and merger and integration costs, operating margins would have been 10.8 percent and 10.6 percent for the first quarter of 2007 and 2006, respectively. On May 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payments, using the modified prospective method. The impact of the adoption was not significant for the period.

Segment Performance

                                                    First Quarter
                                           ------------------------------
Sales (Dollars in millions)                  2007       2006     % Change
-------------------------------------      --------   --------   --------
U.S. retail market                         $  353.3   $  341.7         +3%
Special markets                            $  173.2   $  168.6         +3%
Special markets, excluding industrial      $  170.3   $  156.6         +9%

     U.S. Retail Market

     During the first quarter of 2007, sales in the consumer strategic business area increased 8 percent over the first quarter of last year, as sales of fruit spreads, toppings, peanut butter, and Uncrustables(R) were all up. In the consumer oils and baking strategic business area, sales for the quarter were down 4 percent. Approximately one-half of the decline was attributable to a decrease in industrial oil sales, with the retail oils and baking businesses contributing almost equally to the remainder of the decline.

     Special Markets

     Sales in the first quarter for the special markets segment, excluding the industrial business, increased 9 percent. All strategic business areas in special markets were up, with the international business area up 30 percent; beverage up 21 percent, driven by growth in natural and organic products sold under the R.W. Knudsen Family(R) and Santa Cruz Organic(R) brands; foodservice up 5 percent; and Canada up 4 percent. The increase in Canada was driven by the impact of favorable exchange rates and the acquisition of the Five Roses(R) flour brand during the quarter, which offset declines in baking and the planned rationalization of certain unprofitable business.

     Restructuring of Canadian Operations

     The Company's strategy is to own and market leading North American food brands sold in the center of the store. The Canadian grain-based foodservice and industrial businesses, acquired as part of the International Multifoods acquisition in June 2004, are not aligned with this strategy. During the quarter, the Company announced an agreement to sell these businesses as part of the strategic plan to focus the Canadian operations on its consumer retail business. As previously announced, this sale and related restructuring activities are expected to result in pretax expense of approximately $10 to $15 million, which will be reported as a restructuring charge. Costs will include noncash, long-lived asset charges, as well as transaction, legal, severance, and pension costs. During the quarter, charges of $7.6 million, or $0.09 per diluted share, were recognized related to the Canadian restructuring.

     Share Repurchase

     The Company also announces that it will enter into a Rule 10b5-1 trading plan to facilitate the repurchase of up to one million of its common shares under its previously announced share repurchase authorization. Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The shares to be repurchased under the Company's 10b5-1 plan would be part of the share repurchase authorization previously approved by the Company's Board of Directors. The Company currently has a total of approximately 2.7 million shares available for repurchase under the authorization.

     The 10b5-1 share purchase period will commence on Tuesday, August 22, 2006. Purchases will be transacted by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan. The aggregate amount of shares purchased pursuant to the plan will not exceed one million shares. There is no guarantee as to the exact number of shares that will be repurchased under the share repurchase program. Repurchased shares would be returned to the status of authorized, but unissued common shares.

     Conference Call

     The Company will conduct an earnings conference call and webcast on Friday, August 18, 2006, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 2844407, and will be available until Friday, August 25, 2006.

     About The J. M. Smucker Company

     The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 109 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has approximately 3,500 employees worldwide and distributes products in more than 45 countries.

     The J. M. Smucker Company Forward-Looking Language

     This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the strength of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, the timing and amount of restructuring costs, the timing of acquiring common shares under the Company's share repurchase authorization, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
                   Condensed Consolidated Statements of Income
                                   (Unaudited)

                                            Three Months Ended July 31,
                                           ----------------------------
                                               2006            2005
                                           ------------    ------------
                                             (Dollars in thousands,
                                              except per share data)

Net sales                                  $    526,509    $    510,331
Cost of products sold                           361,342         345,486
Cost of products sold - restructuring             7,173             132
Gross Profit                                    157,994         164,713
Selling, distribution, and
 administrative expenses                        108,397         110,624
Other restructuring costs                           731           1,489
Merger and integration costs                          -           2,928
Operating Income                                 48,866          49,672
Interest income                                   1,995           1,820
Interest expense                                 (6,101)         (6,107)
Other income - net                                 (569)            194
Income Before Income Taxes                       44,191          45,579
Income taxes                                     15,467          15,682
Net Income                                 $     28,724    $     29,897

   Net income per common share             $       0.51    $       0.51

   Net income per common share
    - assuming dilution                    $       0.50    $       0.51

Dividends declared per common share        $       0.28    $       0.27

Weighted-average shares outstanding          56,677,665      58,279,424
Weighted-average shares outstanding
 - assuming dilution                         57,194,161      58,920,456

                            The J. M. Smucker Company
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                 July 31,       April 30,
                                                   2006           2006
                                               ------------   ------------
                                                 (Dollars in thousands)

Assets
Current Assets:
   Cash and cash equivalents                   $     96,140   $     71,956
   Marketable securities                              4,967         14,882
   Trade receivables                                144,714        148,014
   Inventories                                      305,063        279,088
   Assets held for sale (1)                          87,623         90,250
   Other current assets                              37,873         38,648
      Total Current Assets                          676,380        642,838

Property, Plant, and Equipment, Net                 456,302        456,554

Other Noncurrent Assets:
   Goodwill                                         955,452        940,967
   Other intangible assets, net                     474,371        472,915
   Marketable securities                             52,556         34,107
   Other assets                                     102,977        102,363
      Total Noncurrent Assets                     1,585,356      1,550,352
                                               $  2,718,038   $  2,649,744

Liabilities and Shareholders' Equity
Current Liabilities:
   Notes payable                               $     48,604   $     28,620
   Accounts payable                                  95,028         88,963
   Liabilities held for sale (1)                      2,124          2,819
   Other current liabilities                        143,989        115,038
      Total Current Liabilities                     289,745        235,440

Noncurrent Liabilities:
   Long-term debt, net of current portion           427,862        428,602
   Other noncurrent liabilities                     254,902        257,643
      Total Noncurrent Liabilities                  682,764        686,245

Shareholders' Equity, net                         1,745,529      1,728,059
                                               $  2,718,038   $  2,649,744

(1) Accounts related to the announced sale of the Company's Canadian grain-based foodservice and industrial businesses.

                            The J. M. Smucker Company
                 Condensed Consolidated Statements of Cash Flow
                                   (Unaudited)

                                               Three Months Ended July 31,
                                               ---------------------------
                                                   2006           2005
                                               ------------   ------------
                                                   (Dollars in thousands)

Operating Activities
   Net income                                  $     28,724   $     29,897
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation/Amortization                      25,000         18,639
      Working capital                                 7,084        (28,348)
Net Cash Provided by Operating Activities            60,808         20,188

Investing Activities
   Business acquired, net of cash acquired          (19,408)             -
   Additions to property, plant, and
    equipment                                       (14,895)       (13,615)
   Other - net                                       (8,121)        14,759
Net Cash (Used for) Provided by
 Investing Activities                               (42,424)         1,144

Financing Activities
   Dividends paid                                   (15,809)       (15,707)
   Purchase of treasury shares                       (1,047)       (16,201)
   Other - net                                       22,585            131
Net Cash Provided by (Used for)
 Financing Activities                                 5,729        (31,777)
Effect of exchange rate changes                          71           (153)
Net increase (decrease) in cash and
 cash equivalents                                    24,184        (10,598)
Cash and cash equivalents at
 beginning of period                                 71,956         58,085
Cash and cash equivalents at end of period     $     96,140   $     47,487

(   ) Denotes use of cash

                            The J. M. Smucker Company
                              Financial Highlights
                                   (Unaudited)

                                               Three Months Ended July 31,
                                               ---------------------------
                                                   2006           2005
                                               ------------   ------------
                                                  (Dollars in thousands,
                                                  except per share data)
Net sales                                      $    526,509   $    510,331

Net income and net income per common share:
   Net income                                  $     28,724   $     29,897
   Net income per common share --
    assuming dilution                          $       0.50   $       0.51

Income excluding restructuring and merger
 and integration costs: (1)
   Income                                      $     33,861   $     32,881
   Income per common share --
    assuming dilution                          $       0.59   $       0.56

(1) Reconciliation to net income:
    Income before income taxes                 $     44,191   $     45,579
    Merger and integration costs                          -          2,928
    Cost of products sold - restructuring             7,173            132
    Other restructuring costs                           731          1,489
    Income excluding income taxes,
     restructuring, and merger and
     integration costs                               52,095         50,128
    Income taxes                                     18,234         17,247
    Income excluding restructuring and
     merger and integration costs              $     33,861   $     32,881

     The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results.

SOURCE  The J. M. Smucker Company
    -0-                             08/18/2006
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Director, Corporate Communications, all of The J. M. Smucker Company, +1-330-682-3000 /
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.smuckers.com/